UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 14, 2013

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement

Note Purchase Agreement

On February 14, 2013, Global Partners LP, a Delaware limited partnership (the “Partnership”), GLP Finance Corp., a Delaware corporation (“Finance” and, together with the Partnership, the “Issuers”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with FS Energy and Power Fund, as purchaser (the “Purchaser”), with respect to the issue and sale by the Issuers to the Purchaser of an aggregate principal amount of $70 million of the Issuers’ unsecured 8.00% Senior Notes due 2018 (the “Notes”).  The Notes were issued in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and have not been registered under the Securities Act or any state securities laws, and may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.  A copy of the Purchase Agreement is filed herewith as Exhibit 10.1 to this Current Report and is incorporated herein by reference.  The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

Closing of the offering occurred on February 14, 2013.  The Notes were sold to the Purchaser at 97% of their face amount, resulting in net proceeds to the Partnership of approximately $67.9 million.  Additionally, the Partnership separately paid fees and offering expenses.  On February 15, 2013, the Partnership used the net proceeds from the offering together with a portion of the $115 million term loan under its credit facilities to finance its acquisition of all of the outstanding membership interests in Cascade Kelly Holdings, LLC, which owns and operates an ethanol plant and transloading facilities in Clatskanie, Oregon, and to pay related transaction costs.

Indenture

The Notes were issued pursuant to an indenture dated as of February 14, 2013 (the “Indenture”) among the Issuers, certain subsidiaries of the Partnership named therein as guarantors (the “Guarantors”) and the Purchaser.  The Notes will mature on February 14, 2018.  Interest on the Notes will accrue from February 14, 2013.  Interest will be paid on the Notes semi-annually on February 14 and August 14 of each year, beginning on August 14, 2013.  The Issuers may redeem all or some of the Notes at any time or from time to time pursuant to the terms of the Indenture. The Notes are also subject to optional or mandatory exchange for HY Bonds (as such term is defined in the Indenture) at the time and on the terms specified in the Indenture.  The holders of the Notes may require the Partnership to repurchase the Notes following certain asset sales or a Change of Control (as defined in the Indenture) at the prices and on the terms specified in the Indenture.

The Notes are guaranteed on a senior, unsecured basis by the Guarantors. The Indenture contains covenants that will limit the Partnership’s ability to, among other things, incur additional indebtedness, make distributions to equity owners, make certain investments, restrict distributions by its subsidiaries, create liens, enter into sale-leaseback transactions, sell assets or merge with other entities.  Events of default under the Indenture include (i) a default in payment of principal of, or interest or premium, if any, on, the Notes, (ii) breach of the Partnership’s covenants under the Indenture, (iii) certain events of bankruptcy and insolvency, (iv) any payment default or acceleration of indebtedness of the Partnership or certain subsidiaries if the total amount of such indebtedness unpaid or accelerated exceeds $15 million and (v) failure to pay within 60 days uninsured final judgments exceeding $15 million.

A copy of the Indenture is filed herewith as Exhibit 4.1 to this Current Report and is incorporated by reference herein. The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included, or incorporated by reference, in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01.                Financial Statements and Exhibits

(d)

Exhibit

4.1	Indenture, dated as of February 14, 2013, by and among Global Partners LP and GLP Finance Corp., as Issuers, the Guarantors party thereto and FS Energy and Power Fund, as Purchaser.

10.1	Note Purchase Agreement, dated as of February 14, 2013, by and among Global Partners LP and GLP Finance Corp., as Issuers, and FS Energy and Power Fund, as Purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

	By:	Global GP LLC,
its general partner

Dated: February 21, 2013		By:	/s/ Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of February 14, 2013, by and among Global Partners LP and GLP Finance Corp., as Issuers, the Guarantors party thereto and FS Energy and Power Fund, as Purchaser.

10.1	Note Purchase Agreement, dated as of February 14, 2013, by and among Global Partners LP and GLP Finance Corp., as Issuers, and FS Energy and Power Fund, as Purchaser.